Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED
LIST OF SIGNIFICANT SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation
Atmel U.K. Holdings Limited	United Kingdom
MCHP Israel Holdings 2 Ltd	Israel
Microchip Communications, LLC	USA (Delaware)
Microchip Frequency Technology GmbH	Germany
Microchip Limited	United Kingdom
Microchip MCHP Technology Israel Ltd	Israel
Microchip Storage Solutions LLC	USA (Delaware)
Microchip Technology (India) Private Limited	India
Microchip Technology (Thailand) Co. Ltd.	Thailand
Microchip Technology (UK) Holdings Ltd	United Kingdom
Microchip Technology Caldicot Limited	United Kingdom
Microchip Technology Ireland Limited	Ireland
Microchip Technology LLC	USA (Delaware)
Microchip Technology Malta Limited	Malta
Microchip Technology Trading (Shanghai) Co. Ltd.	Peoples Republic of China
Microsemi Corp. - High Performance Timing	USA (Delaware)
Microsemi Corp. – Holding	Cayman Islands
Microsemi Corp. – Holding 2	Cayman Islands
Microsemi Corp. - Massachusetts	USA (Delaware)
Microsemi Corporation	USA (Delaware)
Microsemi Israel, Ltd.	Israel
Microsemi Semiconductor ULC	Canada (British Columbia)
Microsemi SoC Corp.	USA (California)
Microsemi Solutions Sdn. Bhd.	Malaysia
Microsemi Solutions UK Limited	United Kingdom
Microsemi Storage Solutions Ltd.	Canada (British Columbia)
Silicon Storage Technology Inc.	USA (California)